ISBA Announces Fourth Quarter 2013 Dividend
Mt. Pleasant, Michigan, November 27, 2013 - Richard Barz, Chief Executive Officer of Isabella Bank Corporation (ISBA), announced today that the Corporation's Board of Directors declared a fourth quarter cash dividend of $0.21 per share – a 5.00% increase from fourth quarter 2012 – at its regular meeting held on November 27, 2013. The dividend will be payable on December 31, 2013 to shareholders of record as of December 24, 2013. The closing stock price for ISBA on November 27, 2013 was $23.19.

For more information about Isabella Bank Corporation, visit the Investors link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQB tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.”